As filed with the Securities and Exchange Commission
                   on August 31, 1998

                              Registration No. 333-

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM S-8

                     REGISTRATION STATEMENT

                              Under

                   The Securities Act of 1933

                   ALUMINUM COMPANY OF AMERICA
       (Exact name of issuer as specified in its charter)

     Pennsylvania                        25-0317820
(State of Incorporation)  (I.R.S. Employer Identification No.)

            201 Isabella Street, Alcoa Corporate Center,
               Pittsburgh, Pennsylvania 15212-5858
   (Address of principal executive office, including zip code)

   THE FOLLOWING PLANS ARE ASSUMED BY ALUMINUM COMPANY OF AMERICA
   BY REASON OF THE MERGER DESCRIBED IN THE EXPLANATORY NOTE:

   ALUMAX INC., 1993 LONG TERM INCENTIVE PLAN
   ALUMAX INC., 1995 EMPLOYEE EQUITY OWNERSHIP PLAN
                     (Full Title of Plan)

        Denis A. Demblowski,
        Secretary and Senior Counsel
        201 Isabella Street, Alcoa Corporate Center,
        Pittsburgh, Pennsylvania  15212-5858
             (Name and address of agent for service)

      Telephone number of agent for service (412) 553-3856

                 CALCULATION OF REGISTRATION FEE

                               Proposed      Proposed
Title of                       Maximum       Maximum
Securities        Amount       Offering      Aggregate        Amount of
to be             to be        Price Per     Offering         Registration
Registered        Registered   Share(1)      Price(1)         Fee

Aluminum Company
of America,
common stock,
$1 par value      341,250      60.625        20,688,281.25    6,103.04

(1) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Registrant's common stock reported in the consolidated reporting system on August 28, 1998


                        EXPLANATORY NOTE

     On July 31, 1998, Alcoa consummated its acquisition of all of the outstanding shares of common stock (the "Alumax Transaction") of Alumax Inc., a Delaware corporation ("Alumax"). On March 13, 1998, Alcoa commenced the Alumax Transaction with a cash tender offer (the "Offer") for one-half of the outstanding Alumax shares at $50.00 per share. The Offer expired on June 16, 1998, at which time Alcoa accepted for payment 27,540,00 shares of Alumax common stock, representing approximately 51% of the outstanding Alumax common stock. The Offer was followed by a merger in which each remaining outstanding share of Alumax common stock was converted into 0.6975 of a share of Alcoa common stock. Shares of Alcoa common stock will now be used to fund the Alumax Inc., 1993 Long Term Incentive Plan and the Alumax Inc., 1995 Employee Equity Ownership Plan.

  INCORPORATION OF CONTENTS OF PRIOR REGISTRATION STATEMENTS

          The Registrant incorporates by reference the contents of previously-filed Registration Statements: Registration Nos. 33-22346, 33-49109, 33-60305, and 333-27903 on Form S-8. The
Registrant also incorporates by reference the contents of previously-filed Registration Statements filed by Alumax Inc.:
Registration Nos. 33-83008, 333-39079, and 333-26511.

                    PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference.

     (a)  Annual Report on Form 10-K for the fiscal year ended
December 31, 1997.

     (b)  Quarterly Report on Form 10-Q for the quarter ended
March 31, 1998.

     (c)  Quarterly Report on Form 10-Q for the quarter ended
June 30, 1998.

     (d) The description of the Registrant's common stock set forth in the Registrant's Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any amendments or reports filed for the purpose of updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The legality of the securities to which this Registration
Statement relates has been passed upon by Denis A. Demblowski, Senior Counsel of the Company. Mr. Demblowski is not eligible to participate in the Plans.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article V of the By-laws of the Company provides that the Company shall indemnify, under specified circumstances, persons who were or are directors, officers or employees of the Company or who served or serve other business entities at the request of the Company. Under these By-law provisions, a person who is wholly successful in defending a claim will be indemnified for any reasonable expenses. To the extent a person is not successful in defending a claim, reasonable expenses of the defense and any liability incurred are to be indemnified under these provisions only where independent legal counsel or other disinterested person selected by the Board of Directors determines that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Any expense incurred with respect to any claim may be advanced by the Company if the recipient agrees to repay such amount if it is ultimately determined that such recipient is not to be indemnified pursuant to Article V.

     The foregoing By-law provisions generally parallel
Sections 1741 and 1745 of the Pennsylvania Business Corporation
Law ("BCL"). Section 1746 and the By-laws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

     Section 1746 of the BCL and the By-laws provide for increased indemnification protections for directors, officers and others. Indemnification may be provided by Pennsylvania corpora-tions in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1713 of the BCL also sets forth a framework whereby Pennsylvania corporations, with the approval of the shareholders, may limit the personal liability of directors for monetary damages except where the act or omission giving rise to a claim constitutes self-dealing, willful misconduct or recklessness. The section does not apply to a director's responsibility or liability under a criminal or tax statute and may not apply to liability under Federal statutes, such as the Federal securities laws.

     The Company's Articles and By-laws were amended by the shareholders to implement the increased protections made available to directors under the BCL as described in the preceding paragraph. Article VIII of the By-laws provides that, except as prohibited by law, every director of the Company shall be entitled as of right to be indemnified by the Company for expenses and any and all liability paid or incurred by such person by reason of such person being or having been a director of the Company. Expenses incurred with respect to any claim may be advanced by the Company, subject to certain exceptions. The shareholders have also approved a form of indemnity agreement. The Company has entered into such an indemnity agreement with each of its current directors.

     The Company has purchased a three year liability insurance policy with an aggregate limit of $100 million, with certain specified deductible amounts, for liability of directors and officers and reimbursement to the Company for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2000 and provides liability insurance and reimbursement coverage for the Company, and its directors and officers, which is permitted by the laws of Pennsylvania referred to above.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

Exhibit
Number                          Description

(5)      Opinion of Denis A. Demblowski, Senior Counsel of the
         Company.

(15) Letter from Independent Public Accountants regarding unaudited financial information.

(23)(a)  Consent of PricewaterhouseCoopers LLP

(23)(b)  Consent of Counsel (included as part of Exhibit 5).

(24) Powers of Attorney of certain officers and directors of the Company.

ITEM 9.  UNDERTAKINGS

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective regis-tration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exhange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 6 above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on this 31st day of August, 1998.


                                   ALUMINUM COMPANY OF AMERICA
                                            (Registrant)


                                   /s/Robert F. Slagle
                                   Robert F. Slagle
                                   Executive Vice President -
                                   Human Resources and
                                   Communications


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                 Title                  Date
     ---------                 -----                  ----


/s/Paul H. O'Neill    Chairman of the Board and     August 31, 1998
Paul H. O'Neill       Chief Executive Officer
                      (Principal Executive Officer)

/s/Richard B. Kelson  Executive Vice President and  August 31, 1998
Richard B. Kelson     Chief Financial Officer
                      (Principal Financial Officer)

/s/Earnest J. Edwards Senior Vice President         August 31, 1998
Earnest J. Edwards    and Controller
                      (Principal Accounting Officer)



Kenneth W. Dam, Joseph T. Gorman, Judith M. Gueron, Sir Ronald Hampel, Hugh M. Morgan, John P. Mulroney, Paul H. O'Neill, Henry
B. Schacht, Franklin A. Thomas and Marina v.N. Whitman, each as a Director, on August 31, 1998, by Denis A. Demblowski, their attorney-in-fact.


    /s/Denis A. Demblowski
    Denis A. Demblowski
    Attorney-in-fact




                        INDEX TO EXHIBITS



Exhibit
Number                         Description

5         Opinion of Denis A. Demblowski, Senior Counsel of the
          Company.

15 Letter from Independent Public Accountants regarding unaudited financial information.

23(a)     Consent of PricewaterhouseCoopers LLP

23(b)     Consent of Counsel (included in Exhibit 5).

24 Powers of Attorney for certain officers and directors of the Company.